Trilliant Exploration Corporation 10-K

Exhibit 10.1

SHARE TRANSFER AGREEMENT

This Agreement (the “Agreement”), by and between Compania Minera del Pacifico S.A., an Ecuadorian corporation (“MDP” also the “Transferor”), Trilliant Exploration Corporation , a Nevada corporation (“Buyer” also the “Transferee”), and Compania Muluncaygold Corp. S.A. (“Muluncaygold”) dated and effective March 30, 2009 (the “Effective Date”), supersedes in its entirety the terms of that certain Agreement entered into on October 15, 2008 by and between MDP and the Buyer (Muluncaygold, Buyer and MDP each a “Party” and collectively the “Parties”).

Recitals

WHEREAS,  MDP controls certain equipment, fixtures, improvements and mining rights located in Muluncay Ecuador, which equipment, fixtures, improvements and mining rights are owned by Muluncaygold; and

WHEREAS, Muluncaygold is a wholly owned subsidiary of MDP; and

WHEREAS, on October 15, 2008, MDP and the Buyer entered into a certain Asset Purchase Agreement whereby MDP agreed to sell its interest in Muluncaygold to the Buyer; and

WHEREAS, the Parties desire to enter into a new Agreement for the transfer of 100% interest in Muluncaygold to the Buyer as set forth herein upon the earliest date allowable by Ecuadorean law.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Agreement.  This Agreement supersedes in its entirety the terms, conditions and obligations of the Buyer and MDP as set forth in that certain Purchase Agreement between the Parties and entered into on October 15, 2008; the Parties agree that said Purchase Agreement shall be of no force or effect whatsoever.

2.           Purchase and Sale Terms.

2.1           Share Transfer and Control of Assets. Subject to all of the terms and conditions of this Agreement and for the consideration described in this Agreement, MDP shall immediately transfer to the Buyer 100% of the capital stock of Muluncaygold along with control of the assets as set forth in “Exhibit A” to this Agreement.

2.2           Share Transfer Price. The total Share Transfer price for the Shares and the controlling assets shall consist of Three Million Six Hundred Thousand Dollars ($3,600,000)(the “Share Purchase Price”).  The Share Purchase Price shall be paid to MDP in installments (the “Installments”) and in accordance with a promissory note (the “Note”), in the general form as set forth in “Exhibit B” to this Agreement, which shall be delivered to MDP upon execution of this Agreement.

2.3           Investment. Buyer/Transferee agrees to transfer to COMPANIA  MULUNCAYGOLD CORP, S.A. a total of One Million Eight Hundred Thousand U.S. Dollars ($1,800,000) as follows: an initial payment of Eight Hundred Thousand U.S. Dollars ($800,000) within ninety (90) days of the Effective Date; and the balance of One Million U.S. Dollars within one hundred eighty (180) days of the Effective Date.

2.4    Payment of Encumbrances.  MDP shall continue to be responsible for, and to pay until fully discharged any and all claims, indebtedness, judgments, liens or security interests secured by any instruments encumbering title to any of the Assets, including but not limited to any deeds of trust, financing statements, mortgages or security agreements secured by any lien or security interest in the Assets which exist as of the Effective Date (collectively the “Encumbrances”).  Muluncaygold shall transfer to MDP the amount necessary to make payments on such Encumbrances as such payments become due and payable, and MDP shall promptly make such payments upon receipt of funds from Muluncaygold.  Muluncaygold may, in its sole discretion and to the extent permitted by law, make such payments directly to the holders of the Encumbrances. Nothing contained in this Section 2.4 of this Agreement shall require any payment from Muluncaygold to MDP unless such payment is immediately applied to the Encumbrances.  MDP agrees to transfer legal title to all Assets into the name of Muluncaygold, its successors or assigns within thirty (30) calendar days of MDP’s ability to legally transfer such title.

2.5           Other Debt.  Each Party releases each of the other parties from any Debts  between the Parties which exist immediately prior to the Effective Date as follows:

(a)
Upon transfer of 100% of the capital stock of Muluncaygoldcorp, Buyer hereby unconditionally releases MDP from all payments due and payable on that certain note for a total principal amount of $1,195,000 between MDP (referred to in the note as the “Borrower”) and the Buyer (referred to in the note as the “Holder”), which was issued pursuant to that certain Loan Agreement between MDP and the Buyer and dated October 15, 2008, together with all interest payable thereon.

(b)	MDP hereby unconditionally releases Buyer and Muluncaygold from any and all debts owing to MDP immediately prior to the Effective Date.

(c)
Muluncaygold and Buyer hereby unconditionally accept and assume any and all debts owed by Muluncaygold (except such debts specified in Section 2.5(b) herein) and releases MDP from such debts immediately upon transfer to Buyer of 100% of the capital stock of Muluncaygold..

(d)	Nothing contained in Section 2.5 (a) – (c) herein shall release Muluncay and MDP of their respective obligations to make payments on the Encumbrances as set forth in Section 2.4 herein.

2.6           Buyer’s obligation to pay the Purchase Price shall be secured by Buyer’s grant of a lien and security interest in the Assets represented by the Deed of Trust executed and delivered by Buyer.

2.7           Assumption of Assets and Performance of Permits. To the extent allowable under all applicable laws and regulations, MDP shall assign to Muluncaygold, its successors and assigns any and all Assets as soon as legally practicable.

2.8           Closing. The Closing shall be held on March 30, 2009 (the “Closing Date”) at the offices of Befumo & Schaeffer, PLLC.

3.           Representations and Warranties of MDP. MDP represents and warrants to Buyer the following:

3.1           Organization and Authorization. MDP is a corporation duly organized and validly existing and in good standing under the laws of the Ecuador. MDP has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by MDP have been, or at the Closing will have been, duly authorized by all necessary corporate actions and will be duly executed by a person authorized by MDP to do so. MDP shall deliver to Buyer duly approved and executed resolutions of the directors and shareholders approving MDP’s execution and delivery of this Agreement and the performance of its obligations under this Agreement.

3.2           No Breach of Laws or Contracts. The consummation by MDP of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under any applicable law or regulation, its articles of organization or operating agreement, or under any other agreement or instrument to which MDP is a party, by which it is bound, or which affects the Assets.

3.3           Binding Obligations. When executed and delivered, this Agreement and all instruments executed and delivered by MDP pursuant to this Agreement will constitute legal and binding obligations of MDP and will be valid and enforceable in accordance with their respective terms.

3.4           Compliance with Laws. MDP has not received notice from any governmental agency, of any physical or environmental condition existing on the Land or any access to the Land or created by MDP or of any action or failure to act by MDP which is a material violation of any applicable law, regulation or ordinance. To MDP’s knowledge, there are currently no off-site improvement requirements that any governmental authority has imposed or threatened to impose on the Land.

3.5           No Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of MDP without inquiry, threatened against, or affecting the Assets or the ability of MDP to perform its covenants and obligations under this Agreement.

3.6           Patriot Act. MDP is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

3.7           Condition of and Title to the Assets.

3.7.1           Title to the Land. Except as acknowledged in a writing signed by the Buyer, MDP represents and warrants that MDP’s title to the Land is good and marketable and on the Closing shall be free and clear of any lien, claim or encumbrance, except the following (the “Permitted Exceptions”):

(a)	Liens for taxes and mortgages acknowledged by Buyer on the Assets not yet due and payable or which are being contested in good faith.

3.7.2           Encroachments. To MDP’s knowledge, the improvements on the Land lie entirely within the boundaries of the Land and no structure of any kind encroaches on or over the Land.

3.7.3           Condemnation. To MDP’s knowledge, no portion of any of the Land or improvements on the Land is the subject of, or affected by, any condemnation or eminent domain proceeding.

3.7.4           Unrecorded Conveyances. To MDP’s knowledge, there are no unrecorded liens, encumbrances, restrictions or royalties against the Land.

3.7.5           Title to the Mining Rights. MDP represents that MDP’s title to the Mining Rights subject to the Mining Rights Lease is good and marketable and on the Closing shall be free and clear of any lien, claim or encumbrance except (the “Permitted Exceptions”) aforementioned in 3.7.1.

3.7.6           Taxes. MDP represents that all taxes, including without limitation, advalorem, property (both real and personal), production, severance, reclamation, and similar taxes and assessments based upon or measured by ownership of property or production of minerals or the receipt of proceeds there from which have become due and payable have been properly paid. Buyer will not be liable for any taxes which accrue or are assessed before the Closing. To MDP’s knowledge, there are no pending or threatened special assessments affecting the Assets except (the “Permitted Exceptions”) aforementioned in 3.7.1.

4.           Representations and Warranties of Buyer. Buyer agrees, represents and warrants to MDP the following:

4.1           No Breach of Law or Contracts. The consummation by Buyer of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute a default under any applicable law, regulation or ordinance or any other agreement or instrument to which Buyer is a party or by which it is bound.

4.2           Binding Obligations. When executed and delivered this Agreement and all instruments executed by Buyer pursuant to this Agreement, will constitute legal and binding obligations of Buyer and will be valid and enforceable in accordance with their respective terms.

4.3           No Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of Buyer without inquiry, threatened against, or affecting the Assets or the ability of Buyer to perform its covenants and obligations under this Agreement.

4.4           Brokers. Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement.

4.5           Patriot Act. Buyer is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

4.6    Organization and Authorization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada. Buyer has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by Buyer have been, or at the Closing will have been, duly authorized by all necessary corporate actions and will be duly executed by a person authorized by Buyer to do so.

5.           Representations and Warranties of Muluncaygold. Muluncaygold agrees, represents and warrants to MDP the following:

5.1           No Breach of Law or Contracts. The consummation by Muluncaygold of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute a default under any applicable law, regulation or ordinance or any other agreement or instrument to which Muluncaygold is a party or by which it is bound.

5.2           Binding Obligations. When executed and delivered this Agreement and all instruments executed by Muluncaygold pursuant to this Agreement, will constitute legal and binding obligations of Muluncaygold and will be valid and enforceable in accordance with their respective terms.

5.3           No Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of Muluncaygold without inquiry, threatened against, or affecting the Assets or the ability of Muluncaygold to perform its covenants and obligations under this Agreement.

5.4           Brokers. Muluncaygold has incurred no liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement

5.5           Patriot Act. Muluncaygold is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

5.6           Organization and Authorization. Muluncaygold is a corporation duly organized and validly existing and in good standing under the laws of Ecuador.  Muluncaygold has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by Muluncaygold have been, or at the Closing will have been, duly authorized by all necessary corporate actions and will be duly executed by a person authorized by Muluncaygold to do so.

6.           Covenants and Obligations.

6.1           Covenants of MDP. MDP covenants and agrees with Buyer as follows:

6.1.1           Maintenance of Property. Until the Closing, MDP shall cause the Assets to be maintained and operated in a good and workmanlike manner, shall not partition the Assets, shall maintain insurance now in force with respect to the Assets, shall pay or cause to be paid all costs and expenses incurred in connection with this Agreement, shall keep the Underlying Agreements in full force and effect, and shall perform and comply with all of the conditions and covenants contained in same and all other agreements relating to the Assets.

6.1.2   Copies of Agreements. MDP has disclosed to Buyer the existence of and has furnished Buyer with copies of all agreements and contracts relating to the Assets, to the extent that MDP is aware of the existence of such agreements and contracts.

6.1.3           Notification of Buyer of Suits, Litigation, Material Adverse Change, Etc. Until the Closing, MDP promptly shall notify Buyer of any suit, action, or other proceeding, actual or threatened, before any court, governmental agency or arbitrator and any cause of action or any other adverse change which relates to the Assets or which might result in impairment or loss of MDP's title to any portion of the Assets or the value of the Assets or which might hinder or impede the operation of the Assets or which seeks to restrain or prohibit or to obtain substantial damages from MDP in respect of, or which is related to or arises out of, this Agreement or the consummation of all or any part of the transactions contemplated under this Agreement of which MDP becomes aware.

6.1.4           Maintenance of Representations and Warranties. MDP shall use its reasonable best efforts to cause all of the representations and warranties of MDP contained in this Agreement to be true and correct on and as of the Closing, and MDP shall use its reasonable best efforts to cause the conditions precedent to the obligations of MDP to be satisfied on or before the Closing. If any material change in condition or circumstances renders any of MDP’s representations or warranties contained in this Agreement inaccurate in any material respect between the Effective Date and the Closing Date, MDP shall promptly give written notice to Buyer of such change. Buyer shall have a period of five (5) days after receipt of MDP’s notice to accept such representation or warranty as changed or to terminate this Agreement by delivering written notice to MDP. If Buyer elects to terminate this Agreement, MDP and Buyer shall instruct the Escrow Agent to promptly release and return the initial money deposit to Buyer, and, if Buyer makes such election after the initial money deposit has been paid to MDP, MDP shall promptly repay the initial money deposit to Buyer. On such termination, neither party shall have any further rights or obligations under this Agreement. Alternatively, Buyer may waive the effect of any such changed representation or warranty and proceed to complete the Closing.

6.1.5           Agreement Not to Market the Assets. Until the Closing and thereafter if the Closing occurs, MDP shall not assign, transfer, encumber or in any way dispose of any interest in or to the Assets to any other person or entity, or negotiate with any other person or entity with respect to the transfer or grant of any interest or option whatsoever in the Assets, except that MDP may continue to sell aggregate, sand and gravel from the Assets in the ordinary course of MDP’s business. These obligations of MDP shall terminate before the Closing if and at such time as this Agreement is terminated as provided in Section 8.

6.1.6           Permits and Underlying Agreements. MDP shall maintain the Permits and Underlying Agreements in full force and effect and shall comply with its obligations to transfer the Permits and Underlying Agreements.

6.2           Covenants of Buyer. Buyer covenants and agrees with MDP as follows:

6.2.1           Maintenance and Confidentiality of Data. Before the Closing, Buyer shall exercise due diligence in safeguarding and maintaining all Data and keeping the Data confidential, except for such disclosure as reasonably deemed necessary by Buyer for purposes of obtaining financing and such disclosures as counsel for either party may advise is legally required or an announcement which is required to be made to all governmental or regulatory agency, in which cases MDP shall be given reasonable advance notice and the right to review and comment on same. If the Closing does not occur, Buyer’s obligation to maintain the

6.2.2    confidentiality Data shall survive termination of this Agreement.

6.2.3            Maintenance of Representations and Warranties. Buyer shall use its reasonable best efforts to cause all of the representations and warranties of Buyer contained in this Agreement to be true and correct as of the Closing; provided, however, that nothing contained in this Section shall create an obligation of Buyer to MDP to pay money or undertake any additional legal obligation.

6.2.2            Covenants of Muluncaygold. Muluncaygold covenants and agrees with MDP and the Buyer as follows:

6.2.4            Maintenance and Confidentiality of Data. Before the Closing, Muluncaygold shall exercise due diligence in safeguarding and maintaining all Data and keeping the Data confidential, except for such disclosure as reasonably deemed necessary by Muluncaygold for purposes of obtaining financing and such disclosures as counsel for either party may advise is legally required or an announcement which is required to be made to all governmental or regulatory agency, in which cases MDP shall be given reasonable advance notice and the right to review and comment on same. If the Closing does not occur, Muluncaygold’s obligation to maintain the confidentiality Data shall survive termination of this Agreement.

6.2.5            Maintenance of Representations and Warranties. Muluncaygold shall use its reasonable best efforts to cause all of the representations and warranties of Muluncaygold contained in this Agreement to be true and correct as of the Closing; provided, however, that nothing contained in this Section shall create an obligation of Muluncaygold to MDP to pay money or undertake any additional legal obligation.

6.4           Closing Obligations. At the Closing, MDP and Buyer shall have the following respective obligations:

6.4.1            MDP's Obligations. At the Closing, MDP shall, to the fullest extent permitted under the laws of Ecuador, and consistent with the Permitted Exceptions aforementioned in 3.7.1:

     6.4.1.1    Cause any liens and monetary encumbrances against the Assets to be discharged or transferred to Buyer.

    6.4.1.2            Execute and deliver to Buyer a Deed conveying to Buyer all of MDP's right, title and interest in and to the Land, the appurtenances to the Land (excluding the Mining Rights) and the improvements on the Land as soon as practicable under Ecuador law,

    6.4.1.3            Execute a Mining Rights Deed or such other instrument as necessary to transfer the Assets to the Buyer as soon as practicable under Ecuador law,

     6.4.1.4            Immediately transfer to Buyer 100% of the outstanding stock of Muluncaygold

    6.4.1.5            Execute and deliver such declarations of value as are required for recording of the Deed, Assignment and Assumption and the Mining Rights Deed.

    6.4.1.6            Deliver to Buyer possession of the Assets, including all keys to any and all improvements on the Land. Title to and the risk of loss of the Assets shall pass to

    6.4.1.7    Buyer on the delivery and recording, as applicable, of the instruments which MDP is obligated to execute and deliver in accordance with this Agreement.

    6.4.1.8            Deliver the resolutions of MDP’s directors and shareholders approving MDP’s execution and delivery of this Agreement and MDP’s performance of its obligations under this Agreement.

     6.4.1.10          Take any other action consistent with the terms of this Agreement that may be reasonably requested by Buyer for the purpose of closing the transactions contemplated under this Agreement.

               6.4.2     Buyer's Obligations. At the Closing, Buyer shall:

    6.4.2.1             Take any action consistent with the terms of this Agreement that may be reasonably necessary for the purpose of closing the transactions contemplated under this Agreement.

    6.4.2.2             Buyer shall pay: (a) the fees for filing and recording of the Grant, Bargain and Sale Deed, Assignment and Assumption and the Mining Rights Deed and the Deed of Trust; (b) the premiums for the endorsements to the title insurance policy; (c) one-half of the real property transfer taxes; (d) one-half of the escrow fees; and (e) the filing fees for the Report of Conveyance and Abstract of Title to be filed in the DENAMI Mining Division of Ecuador.

6.4.3            Muluncaygold’s Obligations. At the Closing, Muluncaygold shall take any action consistent with the terms of this Agreement that may be reasonably necessary for the purpose of closing the transactions contemplated under this Agreement.

7.           Obligations After Closing.

7.1           Recording Fees. Except as otherwise provided in and except as otherwise paid in accordance with Section 6.4, each of MDP, Muluncaygold and Buyer shall pay its share of all documentary, filing and recording fees required in connection with the filing and recording of any conveyances and assignments delivered by MDP to Buyer at the Closing in accordance with standard Nevada real estate practices.

7.2           Further Assurances. After the Closing, MDP, Muluncaygold and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any document, certificate or other instrument delivered pursuant to this Agreement.

7.3           Indemnification by Buyer. If the Closing is held pursuant to Section 6, Buyer and Muluncaygold shall assume and have responsibility and liability for the Assets from and after the Closing Date. Except as provided in Section 7.4. Buyer and Muluncaygold shall defend, indemnify and hold harmless MDP and its agents or affiliates, directors, employees, managers, members and officers from and against any and all claims, liabilities and costs (including reasonable attorneys' fees), relating to or arising from or in connection with any breach by Buyer or Muluncaygold of any representation, warranty or covenant of Buyer or Muluncaygold respectively contained in this Agreement or in any agreement or other document executed by Buyer in connection with this Agreement or relating to or arising from Buyer’s ownership, possession or use of the Assets from and after the Closing Date.

7.4    Indemnification by MDP. After the Closing, MDP agrees to indemnify, defend and hold harmless Buyer, and its respective agents or affiliates, directors, employees, managers, members and officers from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and other expenses of investigating any claims and defending against or prosecuting any action) to which they or any of them may become subject due to, or which arise from any of the following (collectively the “Indemnity Claims”):

7.4.1            Any breach of MDP’s covenants, agreements, warranties or representations contained in this Agreement or in any assignment or other documents executed by MDP in connection with this Agreement.

7.4.2            Any failure of MDP to pay liabilities assumed or incurred by MDP, including payments on the Encumbrances pursuant to this Agreement;

7.4.3            The operations of MDP or the acts or omissions of its employees or agents before the Closing Date; and

7.4.4            All obligations arising from or relating to MDP’s ownership, possession or use of the Assets on or before the Closing Date; provided, however, that except as otherwise provided in this Agreement, MDP shall have no indemnification obligations to Buyer for obligations arising from or relating to Buyer’s or Muluncaygold’s ownership, possession or use of the Assets after the Closing Date.

8.           Termination of Agreement.

8.1           Termination by MDP. This Agreement and the transactions contemplated under this Agreement may be terminated by MDP if before the Closing Buyer materially breaches any representation or warranty made by Buyer or any obligation undertaken by Buyer and Buyer fails to cure or to commence to cure such breach within five (5) days after receiving written notice from MDP of such breach.

8.2           Termination by Buyer. This Agreement and the transactions contemplated under this Agreement may be terminated by Buyer if before the Closing MDP or Muluncaygold materially breaches any representation or warranty or any obligation  and MDP or Muluncaygold fails to cure or to commence to cure such breach within five (5) days after receiving written notice from Buyer of such breach.

8.2           Termination by Muluncaygold. This Agreement and the transactions contemplated under this Agreement may be terminated by Muluncaygold if before the Closing either of the other Parties materially breaches any representation or warranty or any obligation  such breach is not cured within five (5) days after receiving written notice from Muluncaygold of such breach.

9.           Miscellaneous.

9.1           Exhibits. The exhibits referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement.

9.2           Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by MDP, Muluncaygold or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party

9.3    incurring same, including, without limitation, legal and accounting fees, costs and expenses.

9.4           Notices. All notices required or authorized to be given under this Agreement shall be in written form. Any notices may be sent by registered or certified delivery, postage prepaid, return receipt requested, addressed to the proper party at the addresses described in this Section. Any notice may be personally delivered to the party or sent by telex, telegraph, telecopy or other electronic delivery method, and shall be effective when actually received by the addressee party. For purposes of this Agreement, the addresses of the parties are:

If to MDP:	Minera Del Pacifico SA Circunvalación Norte #511 y 12ava. Norte Machala, El Oro, Ecuador

If to Buyer:	Trilliant Exploration Corporation PO Box 717 Culpeper, VA 22701

and copy to:	Befumo & Schaeffer, PLLC 2020 Pennsylvania Ave, NW Suite 840 Washington, DC 20006

If to :	Muluncaygold: Compania Muluncaygold Corp. S.A Circunvalación Norte #511 y 12ava. Norte Machala, El Oro, Ecuador

Either party may, by written notice so delivered to the other, change the address or individual to which delivery shall thereafter be made.

9.4           Amendments. This Agreement may not be amended or any rights waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

9.5           Assignment. Neither party may assign or transfer its interest in this Agreement without the prior written consent of the other party.

9.6           Headings. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

9.7           Governing Law. This Agreement shall be  governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts or federal courts sitting in New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon FORUM NON CONVENIENS.

9.8           Entire Agreement. This Agreement (including the Exhibits) constitutes the entire understanding among the parties with respect to the subject matter, superseding all prior

9.9    negotiations, prior discussions and prior agreements, including but not limited to the October 15, 2008 Asset Purchase Agreement between Buyer and MDP. Each party has been represented by independent counsel of its choice and has participated in the negotiation and drafting of this Agreement. No provision or term of this Agreement shall be construed in favor of or against any party based on such party’s participation in the negotiation or drafting of such provision or term.

9.10           Scope of Representations and Warranties. All agreements, covenants, representations and warranties of the parties are contained in this Agreement, in the Exhibits and the documents referred to in this Agreement. No other agreements, covenants, representations and warranties have been made by any party and all prior agreements, covenants, representations and warranties are merged in this Agreement.

9.11           Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

9.12           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Each of the parties has caused this Agreement to be executed by its duly authorized representatives identified below effective as of the date first written above.

MINERA DEL PACIFICO S.A.

By: /s/ Claudio Cedillo /s/
Print name: Claudio Cedillo  Title: General Manager

TRILLIANT EXPLORATION CORPORATION

By: /s/ William R. Lieberman /s/
Print Name: William Lieberman  Title: President

COMPANIA MULUNCAYGOLD CORP, S.A.

By: /s/ Also Rodriguez /s/
Print Name:  Aldo Rodriguez  Title: General Manager

EXHIBIT A

The following mines and properties, together with all contracts, mining equipment, and operations comprise the “Assets”:

ASOCIACIÓN DE MINEROS AUTÓNOMOS MULUNCAY area, Code 338, along with an ore reduction and processing plant together with seven mines:

1.	MARI JANE (BUENA ESPERANZA)
2.	JACETH ETHAN (EL AGUACATE)
3.	LA CHONTA Y LOS QUINDE
4.	NARANJITO
5.	SEÑOR DE LA DIVINA JUSTICIA
6.	LAS CAÑAS
7.	LOS OSOS

Properties

Muluncay Gold Camp Legal Description

That MINERA DEL PACIFICO NOROESTE S.A. MINPANOREST Company, is the co-holder of the ASOCIACIÓN DE MINEROS AUTÓNOMOS MULUNCAY area, Code 338, acquired in the following way: By means of a Public Instruments of Assignment of Mining Rights delivered before Notary Public Four of Canton Machala, on March 19, 2007, the spouses, Mrs. JUANA EUDOLINA JUMBO CACAY and Mr. MANUEL ALBERTO LOPEZ GARCÍA, assign their mining rights of the ASOCIACIÓN DE MINEROS AUTÓNOMOS MULUNCAY area, Code No. 338, to MINERA DEL PACIFICO NOROESTE S.A. MINPANOREST, recorded in the Registry of Mining Concessions with No. 6, in charge of the Land Registrar of Canton Zaruma, on March 20, 2007. By means of a Public Instrument of Assignment of Mining Rights granted before Notary Public Four of Canton Machala, on April 13, 2007, the spouses, Mr. SEGUNDO MAXIMO ASANZA ROMERO and Mrs. ZOILA NARCISA DE JESUS QUEZADA SALVATIERRA, assign their mining rights of the ASOCIACIÓN DE MINEROS AUTÓNOMOS MULUNCAY area, Code No. 338, to MINERA DEL PACIFICO NOROESTE S.A. MINPANOREST, recorded in the Registry of Mining Concessions with No. 7, in charge of the Land Registrar of Canton Zaruma, on April 13, 2007. By means of a Public Instrument of Assignment of Mining Rights granted before Notary Public Four of Canton Machala, on April 13, 2007, the spouses, Mrs. MARIA ELIZABETH CARVAJAL UGARTE and Mr. ANGEL ASISCLO AVILA CORDOVA, assign their mining rights of the ASOCIACIÓN DE MINEROS AUTÓNOMOS MULUNCAY area, Code No. 338, to MINERA DEL PACIFICO NOROESTE S.A. MINPANOREST, recorded in the Registry of Mining Concessions with No. 8, in charge of the Land Registrar of Canton Zaruma, on April 13,

2007. The mining rights set forth in the Titles of Mining Concession of the ASOCIACIÓN DE MINEROS AUTÓNOMOS MULUNCAY area, Code No. 338, in which the title holder is conferred the right in rem and the exclusive rights pursuant to Art. 7, of the Ecuadorian Mining Law, empowering MINERA DEL PACIFICO NOROESTE S.A. MINPANOREST to prospect, explore, reduce, smelt, refine and sell all mineral ores found in the said area, are in force to date. The mining title holders are in good standing pursuant to the fee.

Exhibit B

PROMISSORY NOTE

FOR VALUE RECEIVED, Trilliant Exploration Corp., (hereinafter called "Borrower"), hereby promises to pay to Compania Minera del Pacifico Noreste S.A.., (the "Holder") or its registered assigns or successors in interest or order, without demand, the principal sum of  Three Million Six Hundred Thousand U.S. Dollars ($3,600,000) (the "Principal Amount"), together with interest as set forth herein, according to the payment Schedule set forth herein.

This Note (the “Note”, also the “Agreement”) has been entered into pursuant to the terms of a Share Transfer Agreement between the Borrower, the Holder and Compania Muluncaygold Corp, S.A. dated March 30, 2009 (the "Share Transfer Agreement").   Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Share Transfer Agreement. The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1. INTEREST RATE. Interest on the outstanding Principal Amount shall accrue at a rate of Four and One Half Percent (4.5%) per annum (the "Interest Rate") and shall be compounded quarterly.   The principal amount of this Note together with all unpaid interest shall be payable in installments.  Each installment shall be due on the date (“each a “Maturity Date”) as set forth in Section 2.1 herein.

ARTICLE II

REPAYMENT / REDEMPTION

2.1 REPAYMENT / REPAYMENT SCHEDULE.  Repayment of the Principal Amount and interest thereon shall begin only upon Compania Ecuadorgold Corp SA (or their successors or assigns) reaching production of 400 tons per day in their operations of the Assets, using 26 day average in 30 day calendar month (the “Minimum Operations”).  Beginning 30 days from the date of first reaching Minimum Operations, Borrower shall make four (4) quarterly payments to the Holder in the minimum amount of Two Hundred Thousand Dollars ($200,000) each.  After making the first four (4) quarterly payments, the Borrower shall continue to make quarterly payments in the minimum amount of Three Hundred Thousand Dollars ($300,000) each until all principal and interest is fully paid.

2.2 REDEMPTION OF PRINCIPAL AMOUNT. During the Loan Period, the Borrower will have the option of repaying the outstanding Principal Amount of this Note, in whole or in part, before any Maturity Date, by paying to the Holder a sum of money equal the Principal Amount, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note through the Redemption Payment Date as defined below (the "Redemption Amount"). Borrower's election to exercise its right to prepay must be by notice in writing ("Notice of Redemption").  The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be no more than thirty (30) business days after the date of the Notice of Redemption (the "Redemption Period").

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 RECEIVER OR TRUSTEE. The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a  receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

3.2 JUDGMENTS. Any money judgment, writ or similar final process shall be entered or filed against Borrower for more than $500,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of forty-five (45) days.

3.3 BANKRUPTCY. Bankruptcy, insolvency, reorganization, or liquidation      proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and are not dismissed within forty-five (45) days of initiation.

3.4 FAILURE TO MAKE PAYMENT.  Failure of the Borrower to make any scheduled Payment pursuant to this Agreement within 30 days of such Payment’s due date.

ARTICLE IV

MISCELLANEOUS

4.1 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies      existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.

4.3 AMENDMENT PROVISION. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 ASSIGNABILITY. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 COST OF COLLECTION. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

4.6 LAW GOVERNING THIS NOTE. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning this Note shall be brought only in the state courts or federal courts sitting in New York. The Borrower and any Holder hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon FORUM NON CONVENIENS.

4.7 MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to  establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall      be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8. CONSTRUCTION. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note      to favor any party against the other.

4.9 REDEMPTION. This Note may not be redeemed or called without the consent of the Holder except as described in this Note or the Share Transfer Agreement.

4.10 NON-BUSINESS DAYS. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of      accrued interest payable on such date.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 30th day of March, 2009.

TRILLIANT EXPLORATION CORP.
/s/ William R. Lieberman /s/
Signature
William Lieberman, President